Exhibit (j)(2)

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form N-1A of the Short-Term Investment Fund for Puerto Rico Residents, Inc. (formerly known as Puerto Rico Short-Term Investment Fund, Inc.) of our report dated September 11, 2020, relating to the statement of changes in net assets [financial statement] of Short-Term Investment Fund for Puerto Rico Residents, Inc., which appears in this Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Juan, Puerto Rico

May 13, 2022

PricewaterhouseCoopers LLP, 304 Ponce de Leon, Suite 800, San Juan, PR 00918

T: (787) 754 9090, www.pwc.com/us